Exhibit 1

Cemex showcases significant operational and sustainability advancements in its 2024 Integrated Report

Monterrey, Mexico. March 25, 2025 – Cemex presented its 2024 Integrated Report, titled Our Future in Action: Accelerating a Sustainable World, showcasing its operational and strategic performance in 2024. The year 2024 was marked by solid financial results, the recovery of Cemex’s investment-grade rating, and progress in its decarbonization agenda in alignment with Cemex’s 2030 targets.

In 2024, Cemex achieved the second-strongest sales and Operating EBITDA in its recent history, alongside the highest free cash flow after maintenance capital expenditures since 2017. The company also made significant progress on its decarbonization targets through its Future in Action program, continuing to lead the industry in profitable decarbonization efforts.

“Our global team’s focused and committed efforts have advanced a business model with sustainable attributes, seeking to ensure both environmental progress and long-term value creation for Cemex,” said Fernando A. González, CEO of Cemex. “This year’s report demonstrates strategic progress in executing our growth strategy, reinforces our commitment to our Future in Action program, and underscores the power of going beyond traditional social responsibility to support our climate action goals.”

Some of the main accomplishments presented in Cemex’s 2024 Integrated Report are:

Financial:

•	Regained an investment-grade rating by Standard & Poor’s and Fitch.

•	Reached US$939 million in net income, a record level in Cemex’s recent history.

•	Announced a progressive shareholder dividend program.

Future in Action:

•	Since 2020, Cemex has reduced cement Scope 1- and 2-specific CO2 emissions by 15% and 18% respectively — a pace that would have previously taken 16 years to achieve.[1] [2]

•	Vertua products accounted for 63% of total cement sales and 55% of total concrete sales, exceeding our 2025 sales goal of 50%.

•	Awarded a €157 million EU Innovation Fund grant for CO2 capture at Cemex’s Rüdersdorf plant in Germany, which is expected to become our first net-zero plant.

•	Ranked #1 by the World Benchmarking Alliance among 91 companies in hard-to-abate industries, including steel and aluminum, achieving the highest climate transition score.

Stakeholder Engagement:

•	Achieved a Net Promoter Score of 74, surpassing the industry customer loyalty benchmark.

•	Launched the Cemex Go Acceleration Program in the U.S., resulting in a 60% increase in order adoption rates.

•	Named to the Fortune Change the World List for the fourth year, recognizing our stakeholder engagement.

[1]	Compared to our 2020 baseline.
[2]	Like-for-like, excluding discontinued operations.

To read Cemex’s 2024 Integrated Report, please visit:

http://www.cemex.com/en/integrated-report-2024

About Cemex

Cemex is a global construction materials company that is building a better future through sustainable products and solutions. Cemex is committed to achieving carbon neutrality through relentless innovation and industry-leading research and development. Cemex is at the forefront of the circular economy in the construction value chain and is pioneering ways to increase the use of waste and residues as alternative raw materials and fuels in its operations with the help of new technologies. Cemex offers cement, ready-mix concrete, aggregates, and urbanization solutions in growing markets around the world, powered by a multinational workforce focused on providing a superior customer experience enabled by digital technologies. For more information, please visit: www.cemex.com

Contact information

Analyst and Investor Relations—New York

Blake Haider

+1 (212) 317-6011

ir@cemex.com

Analyst and Investor Relations—Monterrey

Patricio Treviño Garza

+52 (81) 8888-4327

ir@cemex.com

Media Relations

Jorge Pérez

+52 (81) 8259-6666

jorgeluis.perez@cemex.com

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Except as the context otherwise may require, references in this press release to “Cemex,” ”we,” ”us,” or ”our,” refer to Cemex, S.A.B. de C.V. and its consolidated subsidiaries. This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Cemex intends these forward-looking statements to be covered by the “safe harbor” provisions for forward-looking statements in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Cemex’s current expectations and projections about future events based on Cemex’s knowledge of present facts and circumstances and assumptions about future events, as well as Cemex’s current plans based on such facts and circumstances, unless otherwise indicated. These statements necessarily involve risks, uncertainties, and assumptions that could cause actual results to differ materially from Cemex’s expectations, including, among others, risks, uncertainties, assumptions, and other important factors discussed in Cemex’s most recent annual report and detailed from time to time in Cemex’s other filings with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores), which factors are incorporated herein by reference, which if materialized could ultimately lead to Cemex’s expectations and/or expected results not producing the expected benefits and/or results. Forward-looking statements should not be considered guarantees of future performance, nor the results or developments are indicative of results or developments in subsequent periods. The forward-looking statements and the information contained in this press release are made and stated as of the dates specified in this press release and are subject to change without notice, and except to the extent legally required, we expressly disclaim any obligation or undertaking to update or correct this press release or revise any forward-looking statements contained herein, whether to reflect new information, the occurrence of anticipated or unanticipated future events or circumstances, any change in our expectations regarding those forward-looking statements, any change in events, conditions, or circumstances on which any statement is based, or otherwise. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The content of this press release is for informational purposes only, and you should not construe any such information or other material as legal, tax, investment, financial, or other advice. All references to prices in this press release refer to Cemex’s prices for Cemex products and services. Unless otherwise specified, all references to records are internal records.

This press release and the documents referred to herein include certain non-International Financial Reporting Standards (“IFRS”) financial measures that differ from financial information presented by Cemex in accordance with IFRS in its financial statements and reports containing financial information. The aforementioned non-IFRS financial measures include “Operating EBITDA (operating earnings before other expenses, net plus depreciation and amortization)” and “Operating EBITDA Margin”. The closest IFRS financial measure to Operating EBITDA is “Operating earnings before other expenses, net”, as Operating EBITDA adds depreciation and amortization to the IFRS financial measure. Our Operating EBITDA Margin is calculated by dividing our Operating EBITDA for the period by our revenues as reported in our financial statements. We believe there is no close IFRS financial measure to compare Operating EBITDA Margin. These non-IFRS financial measures are designed to complement and should not be considered superior to financial measures calculated in accordance with IFRS. Although Operating EBITDA and Operating EBITDA Margin are not measures of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by Cemex’s management to review operating performance and profitability, for decision-making purposes and to allocate resources. Moreover, our Operating EBITDA is a measure used by Cemex’s creditors to review our ability to internally fund capital expenditures, service or incur debt and comply with financial covenants under our financing agreements. Furthermore, Cemex’s management regularly reviews our Operating EBITDA Margin by reportable segment and on a consolidated basis as a measure of performance and profitability. These non-IFRS financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. Non-IFRS financial measures presented in the reports, presentations, and documents to be disclosed during Cemex’s fourth quarter 2024 results conference call and audio webcast presentation are being provided for informative purposes only and shall not be construed as investment, financial, or other advice.

There is currently no single globally recognized or accepted, consistent, and comparable set of definitions or standards (legal, regulatory, or otherwise) of, nor widespread cross-market consensus i) as to what constitutes, a “green”, “social”, or “sustainable” or having equivalent-labelled activity, product, or asset; or ii) as to what precise attributes are required for a particular activity, product, or asset to be defined as “green” “social”, or “sustainable” or such other equivalent label; or iii) as to climate and sustainable funding and financing activities and their classification and reporting. Therefore, there is little certainty, and no assurance or representation is given that such activities and/or reporting of those activities will meet any present or future expectations or requirements for describing or classifying funding and financing activities as “green”, “social”, or “sustainable” or attributing similar labels. We expect policies, regulatory requirements, standards, and definitions to be developed and continuously evolve over time.